Rule 424(b)(2)
                                                             File No. 333-103812

Pricing Supplement No. 12 Dated May 8, 2003

(To Prospectus dated March 24, 2003 and
Prospectus Supplement dated April 15, 2003)

$250,000,000
IDAHO POWER COMPANY
First Mortgage Bonds, Secured Medium-Term Notes, Series E

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Title of Securities:  5.50% First Mortgage Bonds due 2033

Principal Amount:  $3,500,000       Original Issue Date:  May 13, 2003

Interest rate:  5.50%               Maturity Date: April 1, 2033

Issue Price:    99.948% payable in  Proceeds to Issuer After
                immediately         Commission:  99.198%
                available funds

Agent's Commission:  0.75%          Original Interest Accrual Date: May 13, 2003
Form:  Book-Entry

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Redemption:          See "Optional Redemption" below.

Capacity:            Banc One Capital Markets, Inc. acted as our agent in this
                     sale.

Use of Proceeds:     We will use the net proceeds from the sale of these notes
                     and the other notes that we are selling today to repay a portion of our short-term debt.

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                                     Agent:

                         Banc One Capital Markets, Inc.

Optional Redemption:

We may, at our option, redeem the 5.50% First Mortgage Bonds due 2033, which we refer to as the "2033 Notes", in whole or in part, at any time, at a redemption price equal to the greater of:

o  100% of the principal amount of the 2033 Notes to be redeemed and

o as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal on the 2033 Notes to be redeemed and interest thereon (not including any portion of payments of interest accrued as of the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points plus in either case interest accrued and unpaid on the principal amount of the 2033 Notes to be redeemed to the date fixed for redemption. We will mail notice of any redemption at least 30 days before the date fixed for redemption to each holder of the 2033 Notes to be redeemed.

"Treasury Rate" means, with respect to any date fixed for redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2033 Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2033 Notes to be redeemed.

"Comparable Treasury Price" means, with respect to any date fixed for redemption,

      (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

      (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such date, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all the quotations received.

"Independent Investment Banker" means any one of the Reference Treasury Dealers that we may appoint.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the date fixed for redemption.

"Reference Treasury Dealer" means (1) Banc of America Securities LLC, Banc One Capital Markets, Inc., U.S. Bancorp Piper Jaffray Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer that we may select.